UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     July 12, 2005

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2005, Catamount Sweetwater Holdings, LLC (the "Borrower"), a wholly-owned subsidiary of Catamount Energy Corporation (the "Sponsor") which, in turn, is a wholly-owned subsidiary of Catamount Resources Corporation, a wholly-owned subsidiary of Central Vermont Public Service Corporation ("CVPS"), entered into a senior secured, limited recourse, Financing Agreement (the "Facility") for up to approximately $31.0 million of loan commitments with two lenders. The total loan commitment is comprised of a $14.3 million Tranche A amount based on the Borrower's wholly-owned subsidiaries' equity interests in the Sweetwater 1 and 2 operating wind projects and a $16.5 million Tranche B amount based on the Borrower's wholly-owned subsidiaries' equity interests anticipated in the Sweetwater 3 wind project currently under construction and scheduled to be placed in operation December 2005. The actual Tranche B amount will be based on the final economics for the Sweetwater 3 wind project when it is placed in commercial operation.

The maturity date for each Tranche is based on the date cash distributions are made under the Facility. The Sweetwater 1 and 2 maturity dates are anticipated to be no later than December 2013 and December 2012, respectively, for an expected average outstanding borrowing of 8.5 years from the borrowing date. The Sweetwater 3 anticipated maturity date is anticipated to be no later than December 2012, for an expected outstanding borrowing of 7 years from the borrowing date. The Tranche A and B borrowings are priced at a variable interest rate based on the three month LIBOR (London Interbank Overnight Rates). Upon the close of the Facility (July 12, 2005), the Borrower entered into a fixed interest rate swap agreement with the lenders for 75% of the total Facility to mitigate interest variability risk.

The Tranche A borrowing occurred upon the close of the Facility and the Tranche B borrowing will be available through December 2006, which is approximately one year from the anticipated commercial operations date of the Sweetwater 3 wind project. All cash distributions from the respective projects received by each of the Borrower's wholly-owned subsidiaries will be applied to the outstanding loans based on the maximum permitted loan balance at each scheduled repayment date for each Tranche. If the cash distributions are greater than the amount due each scheduled repayment date, then the amount in excess of the amount due will be held in a fixed reserve account to be used at future scheduled repayment dates or until such time as the Facility is paid in full.

The Facility is secured by a first-priority lien on all the Borrower's wholly-owned subsidiaries' membership interests in the Sweetwater 1 and 2 wind projects. If the Tranche B borrowings are activated, then the Sweetwater 3 wind project will be subject to a first-priority lien under the Facility. The Facility has limited recourse to the Sponsor in the event of the loss of certain production tax credits, loss of cash distributions and other matters as defined in the Facility. The Facility is non-recourse to CVPS.

Item 9.01 Financial Statements and Exhibits.

            (c)   Exhibits.

            10.89     Financing Agreement among Catamount Sweetwater Holdings LLC; UFJ Bank Limited;
                         Bayerische Landesbank; and The Lenders Parties Hereto dated as of July 12, 2005.
                         (Catamount Sweetwater Holdings LLC is a wholly owned subsidiary of Catamount Energy
                         Corporation. Catamount Energy Corporation is a wholly owned subsidiary of Catamount
                         Resources Corporation. Catamount Resources Corporation is a wholly owned subsidiary of Central Vermont Public Service Corporation.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

July 15, 2005
EXHIBIT INDEX
Exhibit Number	Description of Exhibit
10.89

Financing Agreement among Catamount Sweetwater Holdings LLC; UFJ Bank Limited; Bayerische Landesbank; and The Lenders Parties Hereto dated as of July 12, 2005. (Catamount Sweetwater Holdings LLC is a wholly owned subsidiary of Catamount Energy Corporation. Catamount Energy Corporation is a wholly owned subsidiary of Catamount Resources Corporation. Catamount Resources Corporation is a wholly owned subsidiary of Central Vermont Public Service Corporation.